EXHIBIT 99.1

APTIMUS RECEIVES NASDAQ GLOBAL MARKET CONTINUED LISTING DEFICIENCY NOTICE

SAN FRANCISCO, April 6, 2007 -- Aptimus, Inc. (Nasdaq GM: APTM) today announced it has received written notice, dated April 3, 2007, from the Nasdaq Stock Market informing the company that it does not comply with the minimum $10,000,000 shareholders’ equity requirement for continued listing on the Nasdaq Global Market set forth in Marketplace Rule 4450(a)(3). The Company will take all appropriate steps to resolve these circumstances, which may include application for listing on the Nasdaq Capital Market for which it currently meets all continued listing requirements. The Company will promptly update this notice once a definitive plan to address the deficiency has been identified and submitted to the Nasdaq Stock Market for consideration.

About Aptimus, Inc.

Aptimus is the Point-of-ActionTM online advertising network that reaches engaged users by placing offers in the transactional areas of Web sites they trust. Supported by category-leading Web sites, the network consists of ten targeted channels that reach over 20 million highly valuable consumers each month. The company's proprietary optimization technology presents advertisers’ offers on the Web sites where they reach the right consumers, automatically targeting based on prior consumer response in each location and each individual consumer’s demographics. Aptimus' current advertisers include many of the top 500 marketers such as Nokia, Dell, SC Johnson and Carnival Cruises. Aptimus has offices in San Francisco and Seattle, and is publicly traded on the NASDAQ GM under the symbol APTM. More information on Aptimus is available at the company's Web site at http://www.aptimus.com.

Investor Relations:

Budd Zuckerman

Genesis Select

bzuckerman@genesisselect.com

303-415-0200